Exhibit 99.1
LIBERTY MEDIA REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2012 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported second quarter 2012 results. Highlights include(1):

•	Increased STARZ and ENCORE subscriptions by 9% and 4%, respectively

•	Concluded debut season of Magic City, the STARZ Original series, with strong viewership throughout the season

•	Today announced intention to separate Liberty Media and Starz, LLC

•	Physically settled forward purchase contracts on SiriusXM and Live Nation increasing our ownership to 46% (on an as-converted basis) and 26%, respectively

•	Repurchased $96 million of Liberty Media stock from May 1, 2012 through July 31, 2012

“We are pleased to announce our plan to separate the assets of Liberty Media and Starz LLC, creating two separate asset-backed stocks,” said Greg Maffei, President and CEO of Liberty. “This transaction will provide better transparency on the Starz operating business, optimize the Starz capital structure, permit us to better pursue our strategic objectives, including creating two currencies that could be used for acquisitions and create significant liquidity at Liberty Media which preserves all our options with respect to SiriusXM and Live Nation.”

“Starz again posted impressive subscriber gains and we are excited for the upcoming premiere of season two of the STARZ Original series Boss next week,” Maffei continued. “In July, we physically settled our forward purchases of SiriusXM and Live Nation, increasing our ownership positions.”

Liberty's Board of Directors has authorized a plan to distribute to the stockholders of Liberty Media shares of a subsidiary that will hold all of the businesses, assets and liabilities of Liberty Media not associated with Starz, LLC. The transaction would be effected as a pro-rata dividend of shares of a newly created subsidiary to the stockholders of Liberty Media. The subsidiary, which would become a separate public company, would be called Liberty Media Corporation (“New Liberty”). The businesses, assets, liabilities not included in New Liberty would be part of a separate public company called Starz. Starz will consist of 100% of Starz, LLC, approximately $1.5 billion in debt (assuming full draw down of the Starz bank facility) and an undetermined amount of cash.

The spin-off is intended to be tax-free to stockholders of Liberty Media and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of an IRS private letter ruling, the opinions of tax counsel and required government approvals. The spin-off will not require a stockholder vote. Subject to such conditions, including those described above, the spin-off is currently expected to occur in late 2012.

Liberty Media
Liberty Media's revenue and adjusted OIBDA(2) remained relatively flat at $537 million and $126 million, respectively, in the second quarter, and operating income increased 7% to $101 million. The decrease in revenue was primarily due to a decrease in revenue at TruePosition which continues to be out of contract with one of its large customers. The increase in adjusted OIBDA and operating income was primarily driven by an increase at ANLBC offset by a decrease at Starz, LLC.

Starz, LLC
“The senior Starz team and I are very energized by the decision to make Starz its own independent company. I believe this stand-alone structure is the first step to unlocking the real potential growth opportunities for our businesses.” said Chris Albrecht, Starz, LLC, CEO. "The Starz subscription businesses are continuing their run of quarterly subscription highs, with STARZ achieving 20.7 million subscribers and Encore reaching 34.2 million at the end of the second quarter. We continue to add value to the networks with our investment in quality original programming, with our Golden Globe® winning series, 'Boss,' returning to STARZ for its second season later this month. Global anticipation is building for the fourth and final installment of 'Spartacus' in January 2013. David Goyer's new series, 'Da Vinci's Demons,' and the second season of 'Magic City' will round out our programming slate for the first half of 2013.”

Starz's revenue remained unchanged at $403 million for the second quarter. The increase in revenue for the Starz Channels business was offset by decreases in revenue for the Starz Distribution and Starz Animation businesses.

Starz's adjusted OIBDA decreased 8% to $108 million for the second quarter. The decrease was primarily as a result of a decrease in the Starz Channels business due to an increase in programming expenses associated with the mix of Starz original programming content.

Share Repurchases

From May 1, 2012 through July 31, 2012, 1.1 million shares of Series A Liberty Capital common stock (Nasdaq: LMCA) were purchased at an average cost per share of $85.03 for total cash consideration of $95.9 million. Since the reclassification of the original Liberty Capital tracking stock on March 4, 2008 through July 31, 2012, 57.5 million shares have been repurchased at an average cost per share of $31.33 for total cash consideration of $1.8 billion. These repurchases represent 44.5% of the shares outstanding at the time of the introduction of the original Liberty Capital stock. Liberty Media has approximately $940 million remaining under its current stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses. Those interests include its subsidiaries Starz, LLC, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., interests in SiriusXM and Live Nation and minority equity investments in Barnes & Noble, Time Warner Inc. and Viacom.

FOOTNOTES

1)
Liberty Media's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:45 a.m. (ET) on August 8, 2012. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations see the accompanying schedules.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2012 to the same period in 2011.

The following financial information is intended to supplement Liberty Media's condensed consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2012	6/30/2012
SiriusXM debt and equity(1)	$6,368	5,283
Live Nation debt and equity(2)	392	384
Barnes & Noble investment(3)	232	277
Non-strategic public holdings(4)	1,175	1,219
Total Liberty Media	$8,167	7,163

(1)
Represents the fair value of Liberty Media's debt and equity investments in SiriusXM. The fair value of Liberty Media's convertible preferred stock is calculated on an as-if-converted basis into common stock. In accordance with GAAP, Liberty Media accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value of $247 million and $80 million at March 31, 2012 and June 30, 2012, respectively.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $337 million and $349 million at March 31, 2012 and June 30, 2012, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value on Liberty Media's balance sheet.

(4)	Represents Liberty Media's non-strategic public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2012	6/30/2012
Cash and liquid investments(1)	$2,234	1,813
Less: Short-term marketable securities	319	10
Total Liberty Media Cash (GAAP)	$1,915	1,803

Debt:
Starz bank facility	505	505
Other	39	38
Total Liberty Media Debt (GAAP)	$544	543

(1)	Includes $319 million and $10 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2012 and June 30, 2012, respectively.

Total Liberty Media group cash and liquid investments decreased $421 million, primarily as a result of stock repurchases, payments made on financial instruments and investments made on cost and equity investees. These outflows were partially offset by cash provided by operating activities. Total Liberty Media debt decreased by $1 million, as a result of capital lease payments.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Gregory B. Maffei will discuss Liberty Media's earnings release in a conference call which will begin at 10:45 a.m. (ET) on August 8, 2012. The call can be accessed by dialing (888) 587-0613 or (719) 457-2654 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 12:15 p.m. (ET) August 15, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 4996345#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches including original content programming, new distribution platforms for our programming, the continuation of our stock repurchase plans, the proposed separation from Starz, LLC including the potential benefits flowing therefrom and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law, market conditions conducive to stock repurchases and the satisfaction or waiver, if applicable, of the conditions to the separation from Starz, LLC. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty Media's consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the largest privately held business (Starz, LLC) owned by Liberty Media at June 30, 2012, which Liberty Media has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for Starz, LLC to its operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Starz, LLC
Revenue	$403	389	432	405	403
Adjusted OIBDA	118	107	93	127	108
Operating income	112	101	87	120	100
Subscription units - Starz	19.0	19.0	19.6	20.1	20.7
Subscription units - Encore	32.9	32.8	33.2	33.6	34.2

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media and Starz LLC, together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Liberty Media
Adjusted OIBDA	$124	129	323	110	126
Depreciation and amortization	(20)	(15)	(13)	(13)	(15)
Stock compensation expense	(10)	(3)	(8)	(8)	(10)
Gain (loss) on legal settlement	—	—	(9)	—	—
Operating Income	$94	111	293	89	101

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for Starz, LLC to its operating income calculated in accordance with GAAP for the three months ended June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q11	3Q11	4Q11	1Q12	2Q12
Starz, LLC
Adjusted OIBDA	$118	107	93	127	108
Depreciation and amortization	(5)	(4)	(5)	(4)	(5)
Stock compensation expense	(1)	(2)	(1)	(3)	(3)
Operating Income	$112	101	87	120	100

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	6/30/2012	12/31/2011
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,803	2,070
Trade and other receivables, net	307	288
Program rights	491	442
Short term marketable securities	10	299
Restricted cash	19	709
Financial instruments	216	—
Deferred income tax assets	76	61
Other current assets	51	45
Total current assets	2,973	3,914

Investments in available-for-sale securities and other cost investments	1,913	1,859
Investments in affiliates, accounted for using the equity method	732	567
Property and equipment, at cost	506	504
Accumulated depreciation	(302)	(289)
	204	215
Intangible assets not subject to amortization	475	475
Intangible assets subject to amortization, net	125	135
Program rights	302	320
Other assets, at cost, net of accumulated amortization	207	238
Total assets	$6,931	7,723

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10	15
Accrued liabilities	266	313
Current portion of debt	17	754
Deferred revenue	121	63
Other current liabilities	39	85
Total current liabilities	453	1,230

Long-term debt	526	541
Deferred income tax liabilities	336	411
Other liabilities	288	290
Total liabilities	1,603	2,472

Equity:
Total stockholders' equity	5,333	5,261
Noncontrolling interests in equity of subsidiaries	(5)	(10)
Total equity	5,328	5,251
Commitments and contingencies
Total liabilities and equity	$6,931	7,723

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
	amounts in millions
REVENUE:
Communications and programming services	$537	538	977	1,511

OPERATING COSTS AND EXPENSES:
Operating	323	332	569	725
Selling, general and administrative, including stock-based compensation	98	92	190	199
Legal settlement	—	—	—	(7)
Depreciation and amortization	15	20	28	41
	436	444	787	958
Operating income	101	94	190	553

OTHER INCOME (EXPENSES):
Interest expense	(7)	(3)	(14)	(10)
Share of earnings (losses) of affiliates, net	22	(22)	13	(50)
Realized and unrealized gains (losses) on financial instruments, net	(73)	54	40	176
Other, net	29	26	55	49
	(29)	55	94	165
Earnings (loss) from continuing operations before income taxes	72	149	284	718
Income tax (expense) benefit	85	(61)	11	(298)
Net earnings (loss)	157	88	295	420
Less net earnings (loss) attributable to the noncontrolling interests	1	(1)	2	—
Net earnings (loss) attributable to Liberty Media Corporation shareholders	$156	89	293	420
Net earnings (loss) attributable to Liberty Media Corporation shareholders:
Liberty Capital common stock	$156	22	293	301
Liberty Starz common stock	NA	67	NA	119
	$156	89	293	420

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Six months ended
	6/30/2012	6/30/2011
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$295	420
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28	41
Amortization of program rights	384	347
Cash payments for program rights	(410)	(370)
Stock-based compensation	18	21
Cash payments for stock-based compensation	(30)	(9)
Share of (earnings) losses of affiliates, net	(13)	50
Realized and unrealized (gains) losses on financial instruments, net	(40)	(176)
Losses (gains) on disposition of assets, net	—	2
Change in tax accounts from Liberty Interactive, net	—	42
Deferred income tax expense	(87)	217
Other noncash charges (credits), net	(3)	(327)
Changes in operating assets and liabilities
Current and other assets	5	(192)
Payables and other liabilities	(16)	212
Net cash provided (used) by operating activities	131	278

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	87	—
Proceeds (payments) on financial instruments, net	(311)	—
Investments in and loans to cost and equity investees	(207)	(82)
Repayment of loans by cost and equity investees	43	189
Capital expended for property and equipment	(6)	(6)
Net sales (purchases) of short term investments	289	189
Net (increase) decrease in restricted cash	690	(145)
Reattribution of cash to Liberty Interactive	—	(264)
Other investing activities, net	—	(1)
Net cash provided (used) by investing activities	585	(120)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	—	1
Repayments of debt	(752)	(58)
Repurchases of Liberty common stock	(233)	(96)
Other financing activities, net	2	7
Net cash provided (used) by financing activities	(983)	(146)

Net increase (decrease) in cash and cash equivalents	(267)	12
Cash and cash equivalents at beginning of period	2,070	2,090

Cash and cash equivalents at end of period	$1,803	2,102